EXECUTIVE BONUS PLAN OF

                           MGIC INVESTMENT CORPORATION
                                 (the "Company")


The Executive Bonus Plan of the Company in effect for 2001 (which is not contained in a formal plan document), applies to certain officers of the Company, including the executive officers of the Company identified in the Form 10-K for the year ended December 31, 2000. Under the Executive Bonus Plan, if the Company achieves a minimum level of net income for 2001, an executive officer will be eligible for a bonus, depending upon the executive officer's individual performance, of up to 120-200% of such executive officer's base salary, depending on the maximum applicable to the executive officer.